Exhibit 99.01

Intuit Appoints AI Leader Forrest Norrod to its Board of Directors
Norrod, an AMD executive with deep AI expertise, will help accelerate Intuit's AI innovation

July 25, 2024 - MOUNTAIN VIEW, Calif. - Intuit Inc. (Nasdaq: INTU), the global financial technology platform that makes Intuit TurboTax, Credit Karma, QuickBooks, and Mailchimp, announced that it appointed Forrest Norrod, executive vice president and general manager of the Data Center Solutions Business at AMD, to its board of directors.

“The AI revolution is one of the most significant technology shifts in our lifetime and Intuit's strategy to be the global AI-driven expert platform is delivering significant benefits to consumers and small businesses,” said Sasan Goodarzi, CEO of Intuit. “We're proud to welcome Forrest to our board. He brings deep technical expertise in AI and GenAI, data and engineering, and will help guide Intuit’s future and mission to power prosperity around the world.”

Norrod joined AMD in 2014, and as EVP and GM of its Data Center Solutions business group, is responsible for managing all aspects of strategy, business management, and engineering for the company’s data center products. Norrod has helped lead AMD through this AI inflection point, driving the company’s data center growth and open AI ecosystem strategy. Prior to AMD, he held various leadership and engineering positions at Dell, including vice president and general manager of the Server Business and CTO of Client Products. With more than 30 years of technology industry experience, he holds 11 US patents in computer architecture, graphics, and system design.

"Leveraging AI to solve the world’s most important challenges is something that drives me every day," said Norrod. "I'm thrilled to work alongside Sasan, his leadership team, and the rest of Intuit’s board as they scale and deliver AI-driven innovations that power prosperity for consumers and businesses."

With the addition of Norrod, Intuit’s board now has 13 directors.

About Intuit
Intuit is the global financial technology platform that powers prosperity for the people and communities we serve. With approximately 100 million customers worldwide using products such as TurboTax, Credit Karma, QuickBooks, and Mailchimp, we believe that everyone should have the opportunity to prosper. We never stop working to find new, innovative ways to make that possible. Please visit us at Intuit.com and find us on social for the latest information about Intuit and our products and services.

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